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                                                                   Exhibit 12(e)




                                  ROPES & GRAY
                               ONE FRANKLIN SQUARE
                               1301 K STREET, N.W.
                                 SUITE 800 EAST
                            WASHINGTON, DC 20005-3333
                              PHONE: (202) 626-3900
                               FAX: (202) 626-3961




                                  July 23, 2001




BB&T Prime Money Market Fund
BB&T Funds
3435 Stelzer Road
Columbus, OH  43219

OVB Prime Obligations Portfolio
The Arbor Fund
One Freedom Valley Drive
Oaks, PA  19456


Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of May 30, 2001, as amended June 8, 2001, between BB&T Funds (the "Acquiring Trust"), a Massachusetts Business Trust, on behalf of BB&T Prime Money Market Fund ("Acquiring Fund"), and The Arbor Fund (the "Target Trust"), a Massachusetts Business Trust, on behalf of OVB Prime Obligations Portfolio ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur today (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 9(g) and 10(g) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option.


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BB&T Prime Money Market Fund                   -2-                 July 23, 2001
OVB Prime Obligations Portfolio



Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Target Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (iv) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

         (v) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;


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BB&T Prime Money Market Fund                   -3-                 July 23, 2001
OVB Prime Obligations Portfolio



         (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

         (vii) The aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

         (viii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.


                                                Very truly yours,

                                                /s/ Ropes & Gray

                                                Ropes & Gray